CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference, in the registration statement on Form S-8 dated June 14, 2017, of CleanSpark, Inc., of our report dated December 29, 2016 on our audit of the financial statements of CleanSpark, Inc. as of September 30, 2016, and the reference to us under the caption “Experts.”

/s/ AMC Auditing

AMC Auditing

Las Vegas, Nevada

June 14, 2017